Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Critical Metals Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.001	(1)	Other	20,650,260	$9.9850	$206,192,846.10	0.0001381	$28,475.23

Total Offering Amounts:							$206,192,846.10		28,475.23
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$28,475.23

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, par value $0.001 per share (the “Ordinary Shares”) of Critical Metals Corp. (the “Company” or the “Registrant”) that may become issuable by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($10.26) and low ($9.71) selling prices of the Ordinary Shares on May 19, 2026, as reported on the Nasdaq Stock Market LLC.

Represents Ordinary Shares being registered for resale by the Selling Securityholders named in the Registration Statement.